State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 09/12/2016
FILED 12:59 PM 09/12/2016
SR 20165739890 - File Number 5702012

HUBILU VENTURE CORPORATION

CERTIFICATE OF DESIGNATIONS
OF
5% VOTING, CUMULATIVE CONVERTIBLE SERIES A PREFERRED STOCK

Hubilu Venture Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does by its president and its secretary and under its corporate seal hereby certify as follows:

FIRST: That by the certificate of incorporation duly filed in the State of Delaware, as amended, the Corporation is "authorized to issue 10,000,000 shares of preferred stock, $0.001 par value, the attributes of which are to be determined by resolution of the Corporation's Board of Directors from time to time, prior to issuance, in conformity with the requirements of Section 151 of the Delaware General Corporation Law."

SECOND: That pursuant to the authority vested in the Board of Directors by the certificate of incorporation, the board of directors at a meeting duly convened and held on the 8th day of September 2016, adopted the following resolution:

RESOLVED, that the Board of Directors hereby creates and designates the series of Preferred Stock, $0.001 par value, of the Corporation, authorizes the issuance thereof, and fixes the designation and amount thereof and the preferences and relative, participating, optional and other special rights of such shares, and the qualifications, limitations or restrictions thereof as follows:

1.1. Designation and Number of Shares.

There shall be a series of preferred stock designated "5% Voting, Cumulative Convertible Series A Preferred Stock (hereinafter sometimes called "Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock shall be 100,000 and stated value of each share will be $1.00 and have a maturity date of September 30, 2030.

1.2. Dividends.

(A) The holders of shares of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefore, a cumulative dividend of every kind declared which equates to a rate of five percent (5%) per annum, and which will accrue quarterly in kind by the issuance of additional shares of Series A Preferred Stock but will only be declared and payable upon maturity on the earlier of its conversion, redemption or September 30, 2030. The Corporation will not be obligated to pay any dividends in cash or from other assets.

(B) Each such dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the last day of the month next preceding the payment date thereof.

1.3. Conversion.

The holders of shares of the Series A Preferred Stock shall have the right, at their option, to convert all or any part of such shares into shares of Common Stock of the Corporation at any time after the date of issuance. The foregoing conversion rights are subject to the following terms and conditions:

(A) The shares of Series A Preferred Stock shall be convertible at the office of transfer agent for the Series A Preferred Stock (the "Transfer Agent"), and at such other place or places, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock.

(B) The number of shares of Common Stock issuable upon conversion of each share of the Series A Preferred Stock shall be equal to three hundred thirty-three and 33/100 (333 1/3) shares of Common Stock (the "Set Conversion Rate"). The number of shares of Common Stock is calculated by dividing the number of Series A Preferred Stock by $0.003.

(C) The Set Conversion Rate shall be subject to adjustment from time to time in certain instances as hereinafter provided.

(D) No payment or adjustment shall be made in respect of dividends on the Common Stock or the Preferred Stock upon conversion of shares of the Preferred Stock.

(E) No fractional shares of Common Stock will be issued; rather, one fractional share per holder will be rounded up to a whole share.

(F) Before any holder of shares of the Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed and dated to the Corporation with a medallion signature guarantee, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Corporation has designated, and shall give written notice to the Corporation at said office or place that he elects to convey the same and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued.

(G) The Corporation will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid.

(H) Shares of the Preferred Stock shall be deemed to have been converted as of the close of business on the date of the medallion signature guarantee on the certificate surrendered for conversion as provided above so long as it is received by the Corporation or the Corporation's transfer agent no later than the tenth business day thereafter, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all

purposes as the record holder or holders of such Common Stock as of the close of business on such date.

1.4. Adjustments

(A) The Set Conversion Rate in effect at any time shall be subject to adjustment as follows:

(1) The Set Conversion Rate effect at the time of the record or effective date for the following listed events shall be proportionately adjusted so that the holder of any share of the Preferred Stock surrendered for conversation after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such share of the Preferred Stock been converted immediately prior to such time:

(a) If the Corporation declares a dividend on its Common Stock in shares of its capital stock;

(b) If the Corporation subdivides its outstanding shares of Common Stock;

(c) If the Corporation combines its outstanding shares of Common Stock into a smaller number of shares; or

(d) If the Corporation issues by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock.

(e) If the Corporation issues or sells any additional shares of Common Stock at any time after the date on which the first share of Series A Preferred Stock is issued (the "Issue Date") for no consideration or for a consideration per additional share of Common Stock that is less than the Set Conversion Price in effect on the date of and immediately prior to the issuance or sale (or deemed issuance or sale), then the Set Conversion Price will be reduced concurrently with the issuance or sale (or deemed issuance or sale) to a price equal to the lowest price per share at which any additional share of Common Stock is issued or sold (or deemed to be issued or sold).

(2) Such adjustment shall be made successively whenever any event listed above shall occur.

(3) All calculations under this Section 1.4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(4) In case of any consolidation or merger of the Corporation with or into any other corporation (other than a consolidation or merger in the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of the Series A Preferred Stock shall after such

consolidation, merger, sale or transfer have the right to convert such share of the Series A Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

(A) In the event that at any time, as a result of an adjustment made pursuant to this Section 1.4, the holder of any share of the Series A Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the foregoing subsections of this Sections 1.3 and the provisions of this Section 1.3 with respect to the Common Stock shall apply on like terms to any such other securities.

(B) No adjustment in the Set Conversion Rate shall be required unless such adjustment would require a change of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 1.4(C) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(C) Whenever the Set Conversion Rate is adjustable as herein provided:

(1) The Corporation shall promptly file with the Transfer Agent for the Series A Preferred Stock a certificate of the treasurer of the Corporation setting forth the adjusted Set Conversion Rate and showing in reasonably detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Corporation for any shares of Common Stock issued or deemed to have been issued; and

(2) A notice stating that the Set Conversion Rate has been adjusted and setting forth the adjusted Set Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such additional notice shall be deemed to be required pursuant to this Section 1.4(D)(2) as of the opening of business on the tenth day after such mailing and shall set forth the Set Conversion Rate as adjusted at such opening of business, and upon the mailing of such additional notice no other notice need be given of any adjustment in the Set Conversion Rate occurring at or prior to such opening of business and after the time that the next preceding notice given by mailing became required.

(D) In each of the following instances the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of Series A Preferred Stock, at least 10 days prior to the applicable record date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such distribution or rights are to be determined, or the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common

Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up:

(1) If the Corporation shall authorize the distribution to all holders of its Common Stock of evidences of its indebtedness or assets (other than dividends or other distributions paid out of earned surplus); or

(2) If the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(3) In the event of any reclassification of the Common Stock (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

(4) In the event of any reclassification of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

1.5. Required Corporate Actions

(A) (1) The Corporation will at all times reserve, keep available and be prepared to issue, free from any preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversion of the Series A Preferred Stock and Stock Options, if any, the full number of shares of Common Stock then issuable upon the conversion of all outstanding Series A Preferred Stock and the exercise of all Stock Options.

(2) The Corporation shall from time to time, in accordance with the laws of the State of Delaware, endeavor to amend its Certificate of Incorporation to increase the authorized amount of its Common Stock if at any time the Authorized amount of its Common Stock remaining unissued shall be not sufficient to permit the conversion of all Series A Preferred Stock and the Option Shares.

(3) The Corporation shall, if any shares of Common Stock required to be reserved for issuance upon conversion of Series A Preferred Stock pursuant to this section 1.5(A)(3) required registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon such conversion, endeavor to cause such shares to be so registered or approved as expeditiously as possible

(B) (1) The Corporation will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant hereto.

(2) The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of

Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(C) Whenever reference is made in Sections 1.3. 1.4 or 1.5 to the issuance or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than preferred stock of any class with a fixed (absolutely or by reference to an adjustment formula) limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

1.6. Liquidation Preference.

In the event of any liquidation or dissolution or winding up of the Corporation, voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, as approved by the required votes under Section 1.7, as to distribution of assets on liquidation, but before any distribution is made on any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets (including, without limitation, the Corporation's Common Stock, a sum per share of Series A Preferred Stock equal to the One Dollar ($1.00) per share plus any accrued but unpaid dividends.

1.7. Voting Rights.

(A) General. The holders of the Series A Preferred Stock shall be entitled to notice of all stockholder meetings at which holders of Common Stock shall be entitled to vote and the holders of the Series A Preferred Stock shall be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration on "as converted basis."

(B) Approval Rights. In addition to any approval rights that may be required by applicable law, the consent of the holders of the Series A Preferred Stock representing a majority of the number of shares of Common Stock into which the outstanding shares of Series A Preferred are convertible (assuming for this purpose that each share of Series A Preferred is convertible into the Series A Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) increase the authorized number of shares of Series A Preferred Stock; (B) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series A Preferred Stock designated hereunder; (C) amend the Certificate of Incorporation or Bylaws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of the Series A Preferred Stock; or (E) amend or waive any provision of this Certificate of Designations applicable to the holders of the Series A Preferred Stock.

(C) Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the holders of the Series A Preferred Stock voting as a single class, may be taken by the holders of the Series A Preferred Stock without a meeting, without prior notice and

without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the holders of the Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

1.8. Share Transfers.

The holders of the Series A Preferred Stock shall have the right to transfer their shares, without restriction, to any of their affiliates.

THIRD: That said resolution of the Corporation's board of directors, and the creation and authorization of issuance thereby of said series of 100,000 shares of convertible preferred stock and determination thereby of the dividend rate, liquidation preferences, voting rights and provisions in respect to conversion or exchange of said stock, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Sections 103, 151 and 102(4) of the Delaware General Corporation Law.

In Witness Whereof, the Corporation has made under its corporate seal and the hands of its president and secretary, respectively, of said corporation, the foregoing certificate, and the president and secretary have hereunto set their hands and caused the corporate seal of the said corporation to be hereunto affixed this 8th day of September, 2016.

HUBILU VENTURE CORPORATION

By: ______________________
David Behrend
Its: President

Attest: ______________________
Maurice Simone
Its: Secretary